Exhibit 99.1

December 15, 2010

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

Re: Amendment No. 1 to Registration Statement on Form S-4 of Penn Virginia Resource Partners, L.P. filed on or about December 15, 2010

Gentlemen:

Reference is made to our opinion letter, dated September 21, 2010, with respect to the fairness, from a financial point of view, to holders of Common Units of Penn Virginia Resource Partners, L.P. (the “Partnership”) that are not affiliated with Penn Virginia GP Holdings, L.P. (“Holdings”) or its affiliates of the consideration to be paid by the Partnership pursuant to the Agreement and Plan of Merger, dated as of September 21, 2010, among the Partnership, Penn Virginia Resource GP, LLC, the general partner of the Partnership, PVR Radnor, LLC, a wholly owned subsidiary of the Partnership, Holdings and PVG GP, LLC, Holdings’ general partner.

The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee of the Partnership in connection with its consideration of the transactions contemplated by the above-referenced agreement and plan of merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Partnership has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion letter under the captions “SUMMARY—Opinion of the Partnership Conflict Committee’s Financial Advisor,” “SUMMARY—Interests of Certain Persons in the Merger,” “RISK FACTORS—Risks Related to the Merger and Related Matters—The directors and executive officers of Holdings GP and the Partnership GP may have interests that differ from your interests,” “SPECIAL FACTORS—Background of the Merger,” “SPECIAL FACTORS—Recommendations of the Partnership Conflicts Committee and the Partnership Board,” “SPECIAL FACTORS—Certain Financial Projections Prepared by Management,” “SPECIAL FACTORS—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.—Financial Advisor to the Partnership Conflicts Committee,” “INTERESTS OF CERTAIN PERSONS IN THE MERGER—Interests of the Executive Officers and Directors in the Merger” and “TABLE OF CONTENTS—Annex C—Opinion of Tudor, Pickering, Holt & Co. Securities Inc.” and to the inclusion of the foregoing opinion letter as Annex C to the proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ Alexandra Pruner
Alexandra Pruner
Chief Financial Officer